Exhibit (a)(36)

AMENDMENT NO. 27 TO TRUST INSTRUMENT OF

ING FUNDS TRUST

Establishment of New Series

Effective: September 6, 2012

THIS AMENDMENT NO. 27 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST (“IFT”), a Delaware statutory trust, dated July 30, 1998, as amended (the “Trust Instrument”), reflects a resolution adopted by the Board of Trustees of IFT on September 6, 2012, with respect to ING Short Term Bond Fund (the “Fund”), a new series of IFT, acting pursuant to the Trust Instrument, including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of IFT’s Trust Instrument.  The resolution serves to establish and designate a new series of IFT.

Exhibit (a)(36)

ING FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Funds Trust (“IFT”), do hereby certify that the following is a true copy of a resolution duly adopted by the Board of Trustees of IFT at a meeting held on September 6, 2012 with regard to the establishment of ING Short Term Bond Fund a new series of IFT:

RESOLVED, that pursuant to Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of the Trust Instrument, dated July 30, 1998, as amended (the “Trust”) of ING Funds Trust (“IFT”), the establishment of an additional series designated as ING Short Term Bond Fund, or a substantially similar name, be, and it hereby is, approved and the officers of IFT be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the Trust to establish the series, to be effective on a date deemed appropriate by the officers of IFT.

/s/: Huey P. Falgout, Jr.

Huey P. Falgout, Jr.

Secretary

Dated:

  11/14/2012